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                                                                 EXHIBIT 99.6(a)
                            ASSET PURCHASE AGREEMENT


DATED:            January 28, 1999


PARTIES:          GTI Acquisition Corporation                 ("Buyer")
                  7615 Golden Triangle Drive, Suite G
                  Eden Prairie, MN  55344

                  Herold Marketing Associates, Incorporated   ("Seller")
                  d/b/a Graphics Technologies, Inc.
                  7615 Golden Triangle Drive
                  Eden Prairie, MN  55344

                  Stephan G. Herold                           ("Shareholder")
                  c/o Daniel J. Boivin, Esq.
                  Meshbesher & Spence
                  1616 Park Avenue South
                  Minneapolis, MN  55404

                                    RECITALS:

A. Seller has been engaged in the business of developing, manufacturing, distributing and selling various computer related products and services (the "Business").

B.       Seller leases certain real estate from which it conducts the Business.

C. The parties mutually desire that Seller shall sell to Buyer substantially all of the assets which Seller uses in the Business upon the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENTS:

         In consideration of the mutual provisions, representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1.
                  PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1. Purchase of Assets from Seller. Subject to the terms and conditions hereof, Seller agrees on the Closing Date (as hereinafter defined) to assign, sell, transfer, convey, and deliver to Buyer, and Buyer agrees on the Closing Date to purchase from Seller, all of the assets and personal property of Seller (excepting only the assets specifically identified as "Excluded Assets" in Section 1.2 herein) related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the "Purchased Assets"), including, without limitation, the following:


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                  (a) All cash and cash equivalents on hand or on deposit with any financial institution related to the Business;

                  (b) All furniture, equipment, machinery, tooling, trade fixtures and leasehold improvements reflected on Seller's books and records for the business, including those items identified on Exhibit 1.1(b) ("Equipment");

                  (c) All vehicles including those vehicles identified on
         Exhibit 1.1(c) hereto ("Vehicles");

                  (d) All intangible personal property, business records, customer lists and goodwill ("Intangible Property"), including the following:

                           (i) All assumed names under which Seller conducts the
                  Business, including those identified on Exhibit 1.1(d)(i) hereto;

                           (ii) All tradenames, trademarks or service mark
                  registrations and applications, common law trademarks, including those identified on Exhibit 1.1(d)(ii) hereto, and all goodwill associated therewith ("Trademarks");

                           (iii) All domestic and foreign letters patent, patent
                  applications, and patent and know-how licenses, including those identified on Exhibit 1.1(d)(iii) hereto ("Patents"); and

                           (iv) All technology, know-how, trade secrets,
                  manufacturing processes, formulae, drawings, designs, computer programs, copyrights (including registrations and applications therefor identified on Exhibit 1.1(d)(iv) hereto), related to the Business, and all documentary evidence thereof ("Technology").

                  (e) All notes receivable, rights to payment and accounts receivable of the Business as of the Closing Date including those identified on Exhibit 1.1(e) ("Accounts Receivable");

                  (f) All inventory, including raw materials, supplies, work in process and finished inventory of the Business as of the Closing Date identified in Exhibit 1.1(f) ("Inventory");

                  (g) All permits, licensing approvals and notifications, governmental or otherwise, relating to the Business ("Licenses and Permits");

                  (h) INTENTIONALLY OMITTED;

                  (i) All of Seller's contract rights and benefits under its real estate leases ("Real Estate Leases") used in the Business, including leases identified in Exhibit 1.1(i) hereto, subject to the terms and conditions thereof;





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                  (j) All of Seller's contract rights and benefits under all of its personal property leases for tangible personal property used in the Business, including those leases identified in Exhibit 1.1(j) hereto, subject to the terms and conditions thereof ("Personal Property Leases");

                  (k) All other contract rights related to the Business, subject to the terms and conditions thereof ("Contracts"); and

                  (l) All instruments, including stock certificates, owned by Seller, including those identified in Exhibit 1.1(l) hereto.

         1.2. Excluded Assets. Notwithstanding anything herein to the contrary, Buyer does not purchase, and Seller does not sell, any of the following assets ("Excluded Assets"):

                  (a) Seller's corporate minute book and corporate records (provided that Seller will provide copies thereof relating to the Business to Buyer upon request by Buyer for reasonable business purposes).

                  (b) Any repayments or deposits of obligations which Buyer does not assume under Paragraph 1.3 below.

                  (c) Any pending litigation, claims and related matters identified on Exhibit 1.2(c) hereto.

                  (d) Leased vehicles identified on Exhibit 1.2(d) hereto.

         1.3. Liabilities and Obligations Assumed. Subject to the terms and conditions hereof, upon the Closing Date, Seller hereby assigns, transfers, and conveys to Buyer, and Buyer hereby assumes from Seller and agrees to pay according to their terms, all of the liabilities and obligations of Seller related to the Purchased Assets or the operation of the Business, as the same shall exist on the Closing Date, including all liabilities accruing in the ordinary course of business after the effective date of this Agreement (excepting, without limitation, the liabilities specifically identified as "Excluded Liabilities" in Section 1.4 herein) (collectively referred to herein as the "Assumed Liabilities"), including only those identified in Exhibit 1.3 hereto.

         1.4. Excluded Liabilities and Obligations. Notwithstanding anything herein to the contrary, without limitation, Buyer does not assume and Seller does not transfer or assign any of the following liabilities or obligations related to the Business ("Excluded Liabilities"):

                  (a) Any fee, extraordinary bonus or incentive payments payable to key management personnel of Seller based upon a successful completion of the transaction contemplated herein;

                  (b) Any federal, state or local taxes based upon or measured by income or profits from operation of the Business through the Closing Date; and

                  (c) Any obligation for accounting, legal or other professional fees which are related to the consummation of the transaction contemplated herein.





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                  (d) Any contingent or other liabilities not otherwise
identified in Exhibit 1.3 hereto.

         1.5. Sales, Use and Deed Taxes. Seller shall be responsible for payment of any sales, use or deed taxes assessable with respect to the transfer of the Purchased Assets contemplated herein.


                                   ARTICLE 2.
                           PURCHASE PRICE AND PAYMENT

         2.1. Purchase Price. The purchase price for the Purchased Assets and Non-Compete Agreement (as described in Section 2.5(b) herein) shall be the sum of Ten Million One Hundred Thousand and no/100 Dollars ($10,100,000) subject to the Post-Closing Adjustment described in Section 2.4 herein ("Purchase Price").

         2.2. Payment of Purchase Price. The Purchase Price shall be paid as follows:

                  (a) Cash Payment. Buyer shall deliver to Seller at the Closing One Million and no/100 Dollars ($1,000,000) by wire transfer to a bank account designated by Seller.

                  (b) Stock Payment. Buyer shall deliver to Seller at the Closing One Million Six Hundred Thousand and no/100 Dollars ($1,600,000), such amount payable by the issuance of a total of Two Hundred Twenty Eight Thousand Five Hundred Seventy One (228,571) shares of Buyer's parent company (Virtual Technology Corporation) Common Stock, such shares to be non-registered and restricted from transfer for one (1) year, pursuant to Rule 144 of the Securities Act of 1933, as amended.

                  (c)      Promissory Notes.

                  (i) Promissory Note From Buyer. Buyer shall execute and deliver to Seller at Closing a Promissory Note from Buyer to Seller in the amount of Four Million and no/100 Dollars ($4,000,000), to be paid within thirty
                           (30) days after the Closing Date, without the payment of interest. The Promissory Note from Buyer shall be subject to offset by Buyer against any breach by Seller and/or Shareholder of the representations, warranties, agreements and indemnity obligations of Seller and/or Shareholder, and any Post-Closing Adjustment as described in Section 2.4 herein. The Promissory Note from Buyer is attached hereto as
                           Exhibit 2.2(c)(i).

                  (ii) Promissory Note From Buyer's Parent Company. Buyer shall deliver to Seller at the Closing a Promissory Note from Buyer's parent company (Virtual Technology Corporation) to Seller in the amount of Three Million Three Hundred Thousand and no/100 Dollars ($3,300,000) to be paid within ninety (90) days of the Closing Date, without the payment of interest. The Promissory Note from Buyer's Parent shall be subject to offset by Buyer against any breach by Seller and/or Shareholder of the representations, warranties, agreements and indemnity obligations of Seller


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                           and/or Shareholder, and any Post-Closing Adjustment
                           as described in Section 2.4 herein. The Promissory Note from Buyer's Parent is attached hereto as
                           Exhibit 2.2(c)(ii).

                  (d) Payment into Escrow. Ninety (90) days after the Closing Date, Buyer shall deliver a certified, cashier's or bank check, or equivalent instrument or funds, in the amount of Two Hundred Thousand and no/100 Dollars ($200,000) to Messerli & Kramer P.A. ("Escrowholder"), pursuant to an Escrow Agreement attached hereto as
         Exhibit 2.2(d). Such escrowed funds shall be held for a period of three
         (3) years following the Closing Date as security against any breach of the representations, warranties and agreements of Seller and Shareholder contained herein and as security against any Post-Closing Adjustment as described in Section 2.4 herein, one third (1/3) of which shall be released on each of the first, second and third anniversaries of the Closing Date.

         2.3. Allocation of Purchase Price. The Purchase Price is hereby allocated among the Purchased Assets and Non-Compete Agreement as set forth in
Exhibit 2.3. The parties agree to report this transaction for tax purposes in accordance with the allocations set forth in Exhibit 2.3.

         2.4.     Post-Closing Adjustment.

                  (a) The Purchase Price shall be adjusted down dollar for dollar following the Closing Date to the extent that the Actual Stockholder's Equity (as hereinafter defined) is less than $2.1 million, the Funded Debt (as hereinafter defined) is greater than $1.7 million or Shareholder/Seller fail(s) to perform his/its indemnification obligations and/or other representations, warranties and agreements pursuant to this Agreement. If the Purchase Price is adjusted down pursuant to the foregoing, then Seller shall pay to Buyer an amount equal to the difference, which may be done by Buyer as an offset against amounts owing to Seller, at Buyer's sole discretion. Seller's "Actual Stockholders' Equity" is the stockholders equity appearing on Seller's balance sheet as of the Closing Date, to be computed within ninety (90) days after the Closing Date at Buyer's expense by Buyer's independent auditors in accordance with generally accepted accounting principles consistently applied, after (i) forgiveness by Shareholder of any loans made to Seller, (ii) the writeoff of all accounts receivable outstanding for more than ninety (90) days (including the writeoff of approximately $400,000 owed by ATM), (iii) the writeoff of all notes receivable in default for more than ninety (90) days, (iv) the writeoff of inventory that is not saleable in the ordinary course of Seller's business in Buyer's sole discretion, (including the writeoff of approximately $500,000 of obsolete Sylvania inventory) and (v) payoff to Seller on or prior to the Closing Date of all the sums owed by Technology Marketing Unlimited, LLC or any other affiliate of Shareholder/Seller. "Funded Debt" is the sum of any short or long-term bank or other third party debt, capital lease obligations.

                  (b) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a determination (the "Determination") of the actual amount of the Purchase Price Post-Closing Adjustment as of the Closing Date (which actual amount is referred to herein as the "Actual Amount") including the basis for such Determination. If, within thirty (30) days after the date on which a Determination is delivered to Seller, Seller shall not have given written notice to the Buyer setting forth in detail any objection of Seller to such Determination, then such Determination shall be final and binding on the parties hereto. In the event Seller gives written notice of any objection to such Determination within such 30-day period, Buyer and Seller shall




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use all reasonable efforts to resolve the dispute within thirty (30) days following the receipt by Buyer of the written notice from Seller. If the parties are unable to reach an agreement within such 30-day period, the matter shall be submitted to a mutually agreed upon certified public account firm for determination of the Actual Amount which shall be final and binding upon Buyer and Seller. If the parties cannot mutually agree on a firm to make such determination, each shall select a firm and these two firms shall select together an independent firm of certified public accountants for the determination of the Actual Amount which shall be final and binding upon Buyer and Seller. Buyer and Seller shall contribute equally to all costs (including fees and expenses charged by the selected firm of certified public accountants) in connection with the resolution of any such dispute. The Actual Amount shall be paid to Buyer by Seller within ten (10) business days of the date the Determination has become final by virtue of Seller's failure to have given written notice of objection, mutual agreement of the parties or binding resolution of the dispute and shall be deemed to be indemnifiable. In the event of Seller's failure to pay within the time frame provided, Buyer may take any action or exercise any remedy available to it to recover such amount.

         2.5. Payment for Business Agreements. Buyer and Seller and/or Shareholder shall enter into the following agreements and/or arrangements (collectively referred to as the "Business Agreements"):

                  (a) Consulting Agreement. On the Closing Date, Seller will enter into an agreement to provide consulting services to Buyer as requested during the three (3) year period after the Closing date ("Consulting Agreement"). The Consulting Agreement will require Buyer to pay to Shareholder for his services an aggregate of $1,015,000, such amount payable by the issuance of a total of One Hundred Forty Five Thousand (145,000) shares of Buyer's parent company (Virtual Technology Corporation) Common Stock, which would be delivered on the Closing Date. The public resale of such shares will be registered on Form S-8 or other available form as soon as reasonably possible with the Securities and Exchange Commission.
         The Consulting Agreement is attached hereto as Exhibit 2.5(a).

                  (b) Non-Compete Agreement. On the Closing Date, Shareholder and Seller will enter into an agreement not to compete against Buyer (which shall include an agreement of non-solicitation of Buyer's employees) during the three (3) years after the Closing Date ("Non-Compete Agreement"). The consideration to be paid to Shareholder by Buyer for this Non-Compete Agreement shall be set forth in the Allocation of Purchase Price, Exhibit 2.3.

                  (c) Employment Agreements. On the Closing Date, each of the Seller's employees, as required by Buyer, will agree to become employees of the Buyer on the terms and conditions acceptable to Buyer and each of the employees. However nothing herein obligates Buyer to employ all of Seller's employees.
















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                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has all requisite power and authority, corporate and otherwise, to own its properties and assets and to conduct the Business as it is now conducted.

         3.2. Qualification. Seller is qualified to do business and is in good standing as a foreign corporation in all states in which qualification is required by the nature of the Business and in which the failure to so qualify and be in good standing would have a material adverse effect on the Business.

         3.3.     Financial Statements.

                  (a) Financial Statements. Seller has furnished Buyer with a true and complete copy of its balance sheets, statement of changes in financial condition and statements of income for fiscal years ending December 31, 1996, December 31, 1997, December 31, 1998 and for interim periods ending January 28, 1999, together with all notes and schedules related thereto, all of which are attached hereto as Exhibit 3.3(a). Such financial statements, together with the Audited Financial Statements (as defined in Section 5.4) have been and will be prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods and fairly present and will fairly present in all material respects the financial condition of the Business as of the represented dates thereof and the results of the Business' operations for the period covered thereby. For purposes of this Agreement the foregoing financial statements and the Audited Financial Statements shall be deemed to include any notes thereto.

                  (b) Books and Records. Seller's books of account and records (including customer order files, employment records and production and manufacturing records) for the Business are complete, true and correct in all material respects.

         3.4.     Tax Reports, Returns and Payment.

                  (a) Tax Reports and Returns. Except as disclosed in Exhibit 3.4(a) hereto, Seller has accurately prepared and timely filed all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind required to be filed by Seller with relation to the Business, including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities. Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

















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                  (b) Tax Payments. Except as disclosed in Exhibit 3.4(b)
hereto, the provisions for taxes shown in the Financial Statements are and will be adequate to cover the aggregate liability of Seller as of the Closing date for all taxes, duties and charges based on the income, purchases, sales, business, real estate ownership, capital stock or surplus, or assets of Seller relating to the Business.

         3.5. Title to Assets. Except as disclosed on Exhibit 3.5 hereto, Seller holds title to the Purchased Assets free and clear of all liens, encumbrances, licenses or leases.

         3.6. Tangible Personal Property. Except as stated in Exhibit 3.6 hereto, all material assets described in Sections 1.1(b), (c) and (f) are in good repair and operating condition and will be maintained in good repair and operating condition, ordinary wear and tear excepted, from the date hereof until the Closing Date. Seller hereby assigns to Buyer as of the Closing Date, to the extent possible, any and all warranties covering such property existing as of the Closing Date.

         3.7. Trademarks. Seller has good title to the assumed names and the Trademarks listed on Exhibits 1.1(d)(ii), free and clear of all liens and encumbrances except as set forth on Exhibit 3.5. Except as disclosed in Exhibit
3.7 hereto, such Trademarks are not licenses to or licenses from any other person or entity.

         3.8.     Patents. Seller has good title to the Patents listed on
Exhibit 1.1(d)(iii) hereto, free and clear of all liens and encumbrances except as set forth on Exhibit 3.5. Except as disclosed in Exhibit 3.8 hereto, such Patents are not licensed to or licensed from any other person or entity.

         3.9. Accounts Receivable. Except to the extent reserved against in the Audited Financial Statements, all accounts receivable of Seller related to the Business are collectable at the aggregate face amounts of such receivables recorded on Seller's books. All such accounts, notes or other receivables are valid, legal, and binding obligations owing to Seller, enforceable against the parties to be charged thereby.

         3.10. Inventory. The Inventory represents the normal supplies and stock in trade of Seller on hand as of the close of business on the Closing Date. Except to the extent reserved against in the Audited Financial Statements, the Inventory is and will be, as of the Closing Date, good, merchantable and saleable at customary prices in the ordinary course of business and is and will be, as of the Closing Date, of a quality, quantity and mix consistent with Seller's past business practices and the demands of its customers.

         3.11. Licenses and Permits. Seller possesses all permits, licenses, approvals and notifications, governmental or otherwise, the absence of which would have a material adverse effect on the Business. Except as disclosed in
Exhibit 3.11, all of such licenses and permits are freely assignable and transferable to Buyer at the Closing and will continue to be in full force and effect after such transfer.













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         3.12.    Real Property. Exhibit 1.1(i) is an accurate and complete list of all real property leased by Seller for operation of the Business. Seller has not received notice of the initiation of any condemnation proceeding with respect to such real property, or offer of sale in lieu thereof, nor has Seller breached (or received any claim that it has breached) any of the terms or conditions of such leases.

         3.13. Personal Property Leases. Exhibit 1.1(j) contains and accurate and complete list of all leases of material personal property necessary in the operation of the Business. Seller has not breached, nor has it received in writing any claim or threat that it has breached, any of the terms or conditions of such personal property leases.

         3.14.    Agreements, Contracts and Commitments.

                  (a) Material Contracts. Except as disclosed on Exhibit 3.14(a) or on other Exhibits attached hereto, Seller is not a party to or bound by any written agreement listed below relating to the Business:

                      (i) dealer, distributorship or sales agent agreement,
                  excluding purchase orders for sales of products in the ordinary course of business;

                      (ii) advertising contract;

                      (iii) contract commitment, or arrangement for capital
                  expenditures having a remaining balance in excess of Twenty--Five Thousand and no/100 Dollars ($25,000);

                      (iv) lease with respect to any property, real or personal.

                      (v) contract, commitment, or arrangement containing
                  covenants by Seller not to compete in any lines of business or with any person or business entity;

                      (vi) franchise agreement;

                      (vii) loan, credit, promissory note or other evidence
                  of indebtedness, including all agreements for any commitments for future loans, credit, or financial, excluding inter-company loans and credit extended by the Business to its customers;

                      (viii) guarantee;

                      (ix) agreement, contract or commitment for the purchase of any services, raw materials, supplies or equipment involving payments of more than One Hundred and no/100 Dollars ($100) per annum or an aggregate of more than One Thousand and no/100 Dollars ($1,000), excluding of purchase orders for the purchase of products or services required in the ordinary course of business; or













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                      (x) agreement, contract or commitment for the sale of the
                  Business' assets, products or services involving a value estimated at more than Five Hundred and no/100 Dollars ($500), excluding purchase orders for the sale of the Business products in the ordinary course of business.

         Except as specifically set forth in Exhibit 3.14(a), each contract, commitment, or arrangement referred to in such Exhibit is terminable pursuant to the terms of the contract without penalty, costs, or liability on notice not exceeding sixty (60) days. Seller is not in material breach (nor has it received notice of a claim that it is in material breach) of any contracts identified on Exhibit 3.14(a) as not terminable on a sixty (60) days notice. All such contracts, commitments or other arrangements are assignable without consent of any person other than as listed on Exhibit 3.14(a) and such consents, if any, as are required shall be obtained by Seller prior to the Closing.

                  (b) Employee Plans. Except as set forth on Exhibit 3.14(b) hereto, Seller does not maintain any "Employee Plans" covering employees working in the Business. "Employee Plans" mean any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, or severance plan including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "welfare plan" as defined in Section 3(l) or ERISA, whether or not any of the foregoing is funded.

                  (c) Union and Employment Contracts and Other Employment
         Matters.

                      (i) Except as set forth in Exhibit 3.14(c)(i) hereto,
                  Seller is not a party to any collective bargaining agreement or any other written employment agreement with employees working in the Business, nor is Seller a party to any other written contract or understanding that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay for employees working in the Business.

                      (ii) During the last three (3) years Seller has not
                  experienced any work stoppages, walkouts or strikes or attempts by employees working the Business to organize a union.

                      (iii) Except as disclosed in Exhibit 3.14(c)(iii) hereto,
                  in the past three (3) years no claims have been made against Seller by any former or present employee who worked in the Business based on employment discrimination, wrongful discharge, or unfair labor practices.

                      (iv) Seller has received no claim asserting (and has no
                  knowledge of) any failure of Seller to comply with applicable federal and state laws and regulations relating to employment of labor, including laws and regulations relating to wages, hours, collective bargaining, withholding taxes, and employee health and benefits.













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         3.15.    Predominant Customers. Except as disclosed in Exhibit 3.15 hereto, no single customer of the Business accounted for over five percent (5%) of the Business' revenues during the fiscal year ending prior to the date of this Agreement.

         3.16. Change In Customers. Except as disclosed in Exhibit 3.16 hereto, no significant customer has indicated to Seller that it intends to cease doing business with Seller or materially alter the amount of business with Seller.

         3.17. Product Liability Claims. All products which Seller has sold through the Business have been merchantable and free from material defects in material or workmanship for the term and under the conditions set forth in the Business' standard written limited product warranties. Except as set forth on
Exhibit 3.17 hereto, during the last three (3) years Seller has not received a claim exceeding $25,000 based upon an alleged breach of product warranty, arising from Seller's manufacture or sale of its products (hereafter collectively referred to as "Product Liability Claims"). Seller has no reasonable grounds to believe that future Product Liability Claims with respect to products of Seller sold through the Business prior to the Closing Date will be different from Seller's past experience with respect thereto as set forth herein.

         3.18. Insurance. Seller has maintained and will continue to maintain until the Closing Date the insurance described in Exhibit 3.18, including insurance on Seller's tangible real and personal property and assets, whether owned or leased, against loss or damage by fire and other casualty, in amounts equal to or in excess of one hundred percent (100%) of the replacement value thereof. All such insurance is in full force on the date of this Agreement and is carried with reputable insurers. Seller has promptly and adequately notified Seller's insurance carriers of any and all claims known to Seller with respect to the operations or products of Seller for which Seller is insured. At the Closing, Seller shall have in effect the product liability insurance policy described in Exhibit 3.18 and will use Seller's best efforts to obtain extended coverage, satisfactory to Purchaser, for product liability for at least three
(3) years. The cost of such extended coverage shall be borne by Seller.

         3.19. Litigation, Adverse Claims and Related Matters. Except as disclosed on Exhibit 3.19 hereto, there is no pending or threatened litigation (nor, to Seller's knowledge, any claim which may lead to a threat of litigation), proceeding, or investigation (including any environmental, building or safety investigation) relating to any material aspect of the Business or the Purchased Assets, nor is Seller subject to any existing judgment, order or decree which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement or which would have a material adverse effect on the Business.

         3.20. Laws and Regulations. Seller has complied, and is in compliance on the Closing Date, with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the Business or the Purchased Assets, the failure of which would have a material adverse effect on the Business. Seller has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement.

         3.21. Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Seller, nor compliance by Seller with the terms and provisions of this Agreement will:

                  (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Seller; (ii) any judgment, order, decree or ruling to which the Seller is a party; (iii) any injunction of any court or governmental authority to which Seller is subject; or (iv) any agreement, contract or commitment which is material to the Business; or

                  (b) Except as disclosed in Exhibit 3.21(b) hereto, require the affirmative consent or approval of any third party, the absence of which would have a material adverse effect on the Business.

         3.22. Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Seller in accordance with the terms hereof. Seller has all requisite corporate power and authority, including the approval of its Shareholders and Board of Directors, to execute, perform, carry out the provisions of and consummate the transactions contemplated in this Agreement.

         3.23. Banks and Other Depositories. Exhibit 3.23 hereto is an accurate and complete list of the names and account numbers of each of Seller's bank accounts, brokerage accounts, savings accounts, certificates of deposit and similar cash investments, and safe-deposit boxes relating to the Business, together with the identification of persons authorized to withdraw or otherwise deal with them.

         3.24. Commissions or Finder's Fees. There is no obligation, commission, or fees Seller has incurred or will incur to any broker or finder in connection with the transactions contemplated herein.

         3.25. Completeness of Disclosure. No representation in this Article contains any untrue statement of a material fact or omits to state any material facts or omissions of which would be misleading.


                                   ARTICLE 4.
                     REPRESENTATION AND WARRANTIES OF BUYER

         4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has all requisite power and authority, corporate and otherwise, to own its properties and assets and to conduct the Business as it is now conducted.

         4.2. Corporate Authority. Buyer has all requisite power and authority, including the approval of its Board of Directors, to execute, perform, carry out the provisions of this Agreement.

         4.3. Breaches of Contracts; Required Consents. Neither the execution and deliver of this Agreement by Buyer, nor compliance by Buyer with the terms and provisions of this Agreement, will:

                  (a) Conflict with or result in a breach of: (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Buyer; (ii) any judgment, order, decree or ruling to which the Buyer is a party; (iii) any injunction of any court or governmental authority to which it is subject; or (iv) any agreement, contract or commitment which is material to the financial condition of Buyer; or

                  (b) Require the affirmative consent or approval of any third party.

         4.4. Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Buyer in accordance with the terms hereof. Buyer is not subject to any charge, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         4.5. Commissions or Finder's Fees. The only obligation, commissions or fees Buyer has incurred or will occur to any broker or finder in connection with the transactions contemplated herein is to NONE, which amounts shall be paid in full on the Closing Date.

         4.6. Completeness of Disclosure. No representation in this Article contains any untrue statement of a material fact or omits to state any material fact the omission of which would be misleading.


                                   ARTICLE 5.
              CONDUCT AND TRANSACTIONS OF BUSINESS PRIOR TO CLOSING

         5.1. Access to Information. During the period prior to the Closing, Seller shall give to Buyer and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts, commitments and records relating to the Business and shall furnish to Buyer during such period all such information concerning the Business, or the Purchased Assets as Buyer reasonably may request. Buyer shall have the right to conduct on site inspections of the Business' premises.

         5.2. Restrictions in Operation of the Business. Seller represents and covenants that during the period from the date of this Agreement to the Closing (except as Buyer otherwise has consented in writing):

                  (a) The Business will be conducted only in the usual and ordinary manner.

                  (b) Seller will not sell, dispose, transfer, assign or otherwise remove any of the Purchased Assets except inventory in the ordinary course of business and at regular prices.

                  (c) Seller will timely pay and discharge all bills and monetary obligations and timely and properly perform all of its obligations and commitments under all existing contracts and agreements pertaining to the Business, except as to amounts or obligations which Seller contests in good faith.

                  (d) Seller shall use its best efforts to preserve the business organization and assets of the Business and to keep available to Buyer the services of the Business' present employees, and not to impair relationships with suppliers, customers and other having business relations with the Business.

         5.3. No Solicitation of Other Offers. Seller agrees that, prior to the later of the Closing Date, the termination of this Agreement pursuant to
Section 6.4 or February 28, 1999, neither Seller nor any of Seller's representatives will enter into any negotiations with or solicit any offer, inquiry or proposal from any other person with respect to the sale, merger or other acquisition of the Business.

         5.4. Audit and Comfort Letter. Seller shall cause its certified public accounts, Sam Kantos, CPA, to prepare and certify an audited balance sheet and statement of operations for the Business for the twelve (12) month periods ending December 31, 1996, December 31, 1997, December 31, 1998 and the one (1) month period ending January 28, 1999 (the "Audited Financial Statements") and to deliver a comfort letter dated thirty (30) days after the Closing Date certifying that the warranty provided in Section 3.3 is true as of the date of such letter, in the form attached hereto as Exhibit 5.4 (the "Comfort Letter"). Buyer's certified public accountants shall have the right to review the audit of the Audited Financial Statements.

         5.5. Hart-Scott-Rodino Act Filings. Seller and Buyer will promptly prepare and file with the Federal Trade Commission and with the United States Department of Justice any notification and report forms required, with respect to the purchase of the Purchased Assets and the Stock by Buyer, under the provisions of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (the "HSR Act"). The parties shall each promptly notify the other party of any request by any governmental agency for additional information with respect to such filings, and shall use reasonable efforts to cooperate in responding promptly to any such request.

         5.6.     Confidentiality Agreement.

                  (a) Definition of Confidential Information. For purposes of this Section, "Confidential Information" means any information or compilation of information not generally known, which is proprietary to a business, and includes, without limitation, trade secrets, inventions, and information pertaining to development, marketing, sales, accounting and licensing of the business' products and services, customer information, customer lists, and any customer information contained in customer records, working papers or correspondence files and all financial information, including financial statements, notes thereto and information contained in federal and state tax returns. Information shall be treated as Confidential Information irrespective of its source and all information which is identified as being "confidential", "trade secret", or is identified or marked with any similar reference shall be presumed to be Confidential Information.

                  (b) Covenants by Parties. Buyer, on the one hand, and Seller, on the other, each agree and covenant with respect to all Confidential Information of the other received or learned by either of them as follows:

                      (i) It will treat as confidential all Confidential
                  Information made available to it or any of its employees, agents or representatives;

                      (ii) It will maintain the same in a secure place and limit access to the Confidential information to those employees, agents and representatives to whom it is necessary to disclose the Confidential Information in furtherance of the transactions contemplated by this Agreement;

                      (iii) It and its employees, agents and representatives
                  will not copy any Confidential Information, disclose any Confidential Information to any unauthorized party, or use any Confidential Information for any purpose including competition with the other party or solicitation of the other party's customers; and

                      (iv) It will assume liability for any breach of this
                  Section 5.6 by it or any of its employees, agents or representatives.

                  (c) Applicability; Limitations. The obligations imposed by this Section shall apply (i) to Buyer forever with respect to any Confidential Information relating to the business or operations of Seller other than the Business, and until the Closing with respect to the Business or, if such Closing does not occur, forever with respect to the Business; and (ii) to Seller, forever with respect to the operations of Buyer and forever with respect to the Business after the Closing; provided, however, that the obligations imposed by this
         Section 5.6 shall not apply to any Confidential Information:

                      (i) which was known to the receiving party prior to
                  receipt from the disclosing party;

                      (ii) which, was publicly divulged prior to receipt from
                  the disclosing party;

                      (iii) which, through no act on the part of the receiving
                  party, thereafter becomes publicly divulged;

                      (iv) which was received in good faith by the receiving
                  party from any third party without breach of any obligations of confidentiality; or

                      (v) which was independently developed (without access to
                  or use of any Confidential Information of the other party) by an employee or agent of the receiving party subsequent to receipt of the Confidential Information under this Agreement.

                  (d) Injunctive Relief. The parties agree that the nonbreaching party would not have an adequate remedy at law for any breach or nonperformance of the terms of this Section 5.6 by the other party or any of its employees, agents and representatives and that this Agreement, therefore, may be enforced in equity by specific performance, temporary restraining order and/or injunction. The nonbreaching party's right to such equitable remedies shall be in addition to all other rights and remedies which the nonbreaching party may have hereunder or under applicable law, including a right to damages.

                  (e) Unconditional Obligation. The obligations set forth in this Section 5.6 to maintain the confidentiality of and not wrongfully use the Conditional Information are unconditional and shall not be excused by any conduct on the part of a party except as specifically set forth in Section 5.6(c).


                                   ARTICLE 6.
                CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION

         6.1. Conditions to Obligations of Buyer to Proceed on the Closing Date. The obligations of Buyer to proceed on the Closing Date shall be subject (at its discretion) to the satisfaction, on or prior to the Closing, of all of the following conditions:

                  (a) Truth of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller herein shall be true in all material respects on the Closing Date with the same effect as though made at such time. Seller shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer dated as of the Closing Date and executed by the President of Seller to all such effects.

                  (b) Opinion of Counsel. Buyer shall have received a duly executed opinion letter from Seller's legal counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that:

                      (i) Seller is a corporation duly organized and validly
                  existing and in good standing in the State of Minnesota; has all necessary corporate power to own the property it now owns and to operate the Business as it is now operated; and is qualified to do business in all states in which qualification is required by the nature of the Business and where the failure to so qualify would have a material adverse effect on the Business;

                      (ii) This Agreement and all collateral documents have been duly and validly authorized, executed and delivered by Seller, constitute the valid and binding obligations of Seller and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                      (iii) To the best of such counsel's knowledge, after
                  reasonable inquiry, no suit, action, arbitration, legal or administrative proceeding is pending against the Business or the Purchased Assets;

                      (iv) Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, will constitute a violation of Seller's Articles of Incorporation or Bylaws, or, to the best of such counsel's knowledge, a default under, or violation or breach of, any material agreement listed on an Exhibit to this Agreement; and

                      (v) To the best of such counsel's knowledge, Seller has
                  good and marketable title to the Purchased Assets.

         In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of Seller or public officials, and as to matters of law solely upon the laws of the State of Minnesota.

                  (c) Assignments. Seller shall have executed and delivered to Buyer documents assigning all of its right, title and interest in the Real Estate Leases, Personal Property Leases, Trademarks, Copyrights and Patents to Buyer.

                  (d) INTENTIONALLY OMITTED

                  (e) Release Secured Claims and Mortgages. Seller shall have obtained full and complete releases of all security interest, mortgages or other encumbrances upon the Purchased Assets, including those set forth in Exhibit 6.1(e).

                  (f) Required Consents. All required consents shall have been received from governmental agencies whose approval is required to consummate the transaction contemplated herein and from each person or entity listed on Exhibit 3.21(b).

                  (g) Change of Name. Seller shall have prepared and filed suitable documents amending its Articles of Incorporation and Certificate of Assumed Name to change Seller's legal and assumed names to a legal and assumed name dissimilar to its present legal and assumed name.

                  (h) Comfort Letter. Seller's certified public accountants shall have delivered the Comfort Letter as required under Section 5.4.

                  (i) Hart-Scott-Rodino Act Filing. The parties shall have filed all notification and report forms required to be filed under the provisions of the HSR Act and supplied all additional information requested by any governmental agency relating thereto. All waiting periods provided under the HSR Act shall have expired.

                  (j) Delivery of Documents. Seller shall have delivered all documents required to be delivered at Closing pursuant to Section 7.2 hereof.

                  (k) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this Agreement, and no investigation that may result in any suit, action or other proceeding shall be pending or threatened.

                  (l) Legislation. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal or otherwise materially adversely affect the Purchased Assets or the use and operation of the Business in the hands of Buyer.

                  (m) Review of Records of the Business. Buyer shall have had the opportunity prior to the Closing Date to review the business records of the Business and to take such other actions as specified in
         Section 5.1. Buyer shall not have discovered during such review any substantial liabilities relating to the Business which were not previously disclosed to Buyer in the Audited Financial Statements or otherwise by Seller.

                  (n) Employment Contracts. Buyer shall have reached agreement or contracts or commitments of continued employment reasonably satisfactory to Buyer with those current employees of Seller named in
         Exhibit 6.1(n) hereto.

         6.2. Conditions to Obligation of Seller to Proceed on the Closing Date. The obligation of Seller to proceed on the Closing Date shall be subject (at its discretion) to the satisfaction, on or before the Closing, of the following conditions:

                  (a) Truth of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer herein contained shall be true in all material respects on the Closing Date with the same effect as though made at such time. Buyer shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. Buyer shall have delivered to Seller a certificate in form and substance reasonably satisfactory to Seller dated as of the Closing Date and executed by their respective Presidents to all such effects.

                  (b) Opinion of Counsel. Seller shall have received a duly executed opinion letter from Buyer's legal counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that:

                      (i) Buyer is a corporation duly organized and validly
                  existing and in good standing in the State of Minnesota and has all necessary corporate power to own the property it now owns and to operate its business as it is now operated;

                      (ii) This Agreement and all collateral documents have been duly and validly authorized, executed and delivered by Buyer, constitute the valid and binding obligations of Buyer, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                      (iii) To the best of such counsel's knowledge, after
                  reasonable inquiry, no suit, action, arbitration, legal or administrative proceeding, or any governmental investigation, is pending or threatened against Buyer, or any of their businesses or properties; and

                      (iv) Neither the execution nor delivery of this agreement, nor the consummation of the transactions contemplated in this Agreement, will constitute a violation of the Articles of Incorporation or Bylaws of Buyer, or, to the best of such counsel's knowledge, after reasonable inquiry, a default under, or violation or breach of, any indenture, license, lease, mortgage, instrument, or other agreement to which Buyer is a party, or by which either of their properties may be bound.

         In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of Buyer or public officials.

                  (c) Delivery of Documents. Buyer shall have delivered all documents required to be delivered at Closing pursuant to Section 7.3 hereof.

                  (d) Required Consents. All required consents shall have been received from governmental agencies whose approval is required to consummate the transaction contemplated herein and from each person or entity listed on Exhibit 3.21(b).

                  (e) Comfort Letter. Seller's certified public accountants shall have delivered the Comfort Letter as required under Section 5.4.

                  (f) Hart-Scott-Rodino Act Filings. The parties shall have filed all notification and report forms required to be filed under the provisions of the HSR Act and supplied all additional information requested by any governmental agency relating thereto. All waiting periods provided under the HSR Act shall have expired.

                  (g) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this Agreement, and no investigation that might eventuate in any such suit, action or other proceeding shall be pending or threatened.

                  (h) Legislation. No statute, rule, regulation or other shall have been enacted, entered or deemed applicable by any domestic or foreign governmental or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

         6.3. Absence of Exhibits. The parties acknowledge that Exhibit 5.4 is not attached hereto and that Exhibit 1.3 is only a preliminary version of
Exhibit 1.3 has been attached hereto. The parties agree to use their best efforts to negotiate in good faith the final form of such Exhibits, and no party may decline to proceed at the Closing unless the other party has failed to negotiate in good faith concerning a material portion of any such Exhibit.

         6.4. Termination of Agreement. This Agreement and the transactions contemplated herein may be terminated at or prior to the Closing Date as follows:

                  (a) By mutual written consent of all parties.

                  (b) By Buyer pursuant to written notice delivered at or prior to the Closing if Seller has failed in any material respect to satisfy all of the conditions to Closing set forth in Section 6.1 or if the parties have been unable after good faith efforts to reach agreement on any issues arising under paragraph 6.2.

                  (c) By Seller pursuant to written notice delivered at or prior to the Closing if Buyer has failed in any material respect to satisfy the conditions set forth in Section 6.2 or if the parties have been unable after good faith efforts to reach agreement on any issue arising under paragraph 6.2.

         6.5. Consequences of Termination. In the event of termination of this Agreement, each party will return to the other all documents and materials obtained from the other in connection with the transaction contemplated by this Agreement and will not use and will keep confidential all Confidential Information about the other party obtained pursuant to this Agreement pursuant to the terms of Section 5.6 hereof.

         6.6 Cancellation of Transaction. Notwithstanding anything to the contrary herein or elsewhere to the contrary, Seller, Buyer and Shareholder acknowledge and agree that Buyer is relying on the availability of reasonable financing sources, terms and conditions, in order to fully consummate the transaction contemplated by this Agreement, including but not limited to, the payment of the Purchase Price to Seller and/or Shareholder, and in the event that Buyer is unable to obtain such financing with respect to the Promissory Note from Buyer to Seller in the amount of Four Million and no/100 Dollars ($4,000,000) within sixty (60) days of the Closing Date, the parties hereto hereby agree that the transaction contemplated by this Agreement shall be canceled in its entirety (unless otherwise agreed to in writing by the Buyer, Seller and Shareholder), and any and all consideration paid to any party pursuant to this Agreement shall be returned to the respective parties so that Buyer, Seller and Shareholder shall be placed in the same position as that party was in prior to this Agreement, all without the payment of any damages or penalty unless it is determined that such party acted in bad faith, except that Shareholder shall be entitled to retain Two Hundred Thousand and No/100 Dollars ($200,000) of consideration paid by Buyer as a break-up fee.

                                   ARTICLE 7.
                                     CLOSING

         7.1. Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall be held at the offices of Messerli & Kramer P.A., 1800 Fifth Street Towers, 150 South Fifth Street, Minneapolis, Minnesota 55402-4218, on January 28, 1999, at 9:00 a.m., or at such later date or time as the parties may mutually agree upon in writing. Such date of Closing is referred to herein as the Closing Date.

         7.2. Documents to be Delivered by Seller. Seller agrees to deliver the following documents, duly executed as appropriate, to Buyer at the Closing:

                  (a) Articles of Incorporation of Seller certified by the Secretary of State of Minnesota.

                  (b) Bylaws of Seller certified by the Seller's Secretary.

                  (c) Certificate of Good Standing of Seller dated no earlier than ten (10) days prior to the Closing Date.

                  (d) Certified copies of corporate resolutions of Seller authorizing it to enter into this Agreement and to consummate the transactions contemplated herein.

                  (e) The Audited Financial Statements.

                  (f) A Bill of Sale for the assignment and transfer of the Purchased Assets.

                  (g) Certificates of title and assignment thereof for all motor vehicles transferred by Seller to Buyer as part of the Purchased Assets.

                  (h) Appropriate assignment documents assigning Seller's title and interest in the Real Estate Leases, Personal Property Leases, Trademarks, Copyrights and Patents.

                  (i) Real Estate Purchase Agreements and all conveyances and related documents referenced therein.

                  (j) Certificate of Seller's President regarding representations and warranties as required under Section 6.1(a).

                  (k) Opinion of Seller's Counsel as required under Section 6.1(b).

                  (l) Documentation of receipt and consents from all persons listed on Exhibit 3.21(b).

                  (m) The Comfort Letter from Sam Kantos, CPA, as required under
         Section 5.4.

                  (n) Such other documents as Buyer may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession any and all of the Purchased Assets.

         7.3. Documents Delivered by Buyer. Buyer agrees to deliver the following documents, duly executed as appropriate, to Seller at the Closing:

                  (a) Articles of Incorporation of Buyer certified by the Secretary of State of Minnesota.

                  (b) Bylaws of Buyer certified by Buyer's Secretary.

                  (c) Certificate of Good Standing of Buyer dated no earlier than ten (10) days prior to the Closing Date.

                  (d) Certified copies of corporate resolutions of Buyer authorizing it to enter into this Agreement and to consummate the transactions contemplated herein.

                  (e) Wire transfer of $1,000,000 to Seller's bank.

                  (f) Certified or cashier's check, or equivalent instrument or funds, from Buyer, made payable to Escrowholder in the amount of $200,000.

                  (g) Certificate of Buyer's President as required under Section 6.2(a).

                  (h) Opinion of Buyer's counsel as required under Section
         6.2(b).

                  (i) Such other documents as Seller reasonably may request to carry out the transactions contemplated under this Agreement.

         7.4. Assignment and Assumption of Certain Contracts. Effective upon consummation of all transactions herein on the Closing Date, Seller hereby assigns to Buyer all of Seller's rights, title and benefit under the Real Estate Leases described in Exhibit 1.1(i), the Personal Property Leases described in
Exhibit 1.1(j) and the Contracts. Buyer hereby assumes all liabilities or obligations with respect thereto. Seller shall execute such forms of assignment and provide such other reasonable cooperation as may be necessary to effect the assignments herein.


                                   ARTICLE 8.
                            POST CLOSING OBLIGATIONS

         8.1. Further Documents and Assurances. At any time and from time to time after the Closing Date, each party shall, upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder. If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer, any claim, right or benefit transferred by this Agreement that may require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this provision shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement on the part of Seller.


                                   ARTICLE 9.
                                BULK TRANSFER ACT

         9.1. Waiver of Compliance. The parties hereby waive compliance with the provisions of the Bulk Transfer Act, Seller and Shareholder hereby agree to indemnify and hold Buyer harmless from any damages, losses or expenses (including reasonable attorneys' fees) suffered by Buyer from any claims which may be asserted against Buyer by creditors of Seller for obligations not assumed by Buyer hereunder which result from such non-compliance.

                                   ARTICLE 10.
                                 INDEMNIFICATION

         10.1. Indemnification by Seller. Subject to the limitations set forth in Section 10.2, Seller and Shareholder shall indemnify and hold Buyer harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expense (including reasonably attorneys' fees) which Buyer may suffer or incur in connection with any of the following matters:

                  (a) Any claim, demand, action or proceeding asserted by a creditor of Seller under the provisions of any applicable Bulk Transfer Act or asserted by any other person respecting any liabilities of Seller which are not expressly assumed by Buyer under this Agreement.

                  (b) The breach by Seller of any of its representations, warranties or covenants in this Agreement.

         10.2.    Seller's Limitation of Liability.

                  (a) Buyer shall not assert any claim under Section 10.1 unless and until such claims exceed an aggregate of $ 0.

                  (b) Buyer shall assert any claim under Section 10.1(b) within three (3) year(s) from the Closing Date or be forever barred from asserting such claim.

                  (c) The rights of Buyer with respect to any claims arising under Section 10.1 shall be limited to recovery of actual losses, costs and expenses (including reasonable attorneys' fees).

         10.3. Indemnification by Buyer. Buyer shall indemnify and hold Seller harmless at all times from and after the date of this Agreement, against and in respect of all losses, damages, costs and expenses (including reasonable attorneys fees) which Seller may suffer or incur in connection with any of the following matters:

                  (a) The breach by Buyer of any representations, warranties or covenants in this Agreement.

                  (b) Any claim, demand, action or proceeding asserted by any person against Seller relating to any obligation or liability assumed by Buyer hereunder, or to any obligation or liability relating to the Purchased Assets or the Business accruing after the Closing Date.

         10.4.    Buyer's Limitation of Liability.

                  (a) Seller shall not assert any such claim under Section 10.3 unless and until the claims exceed an aggregate of $ 0.






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


                  (b) Seller shall assert any such claim under Section 10.3(a) within three (3) year(s) of the Closing Date or be forever barred from asserting such claim.

         10.5. Third Party Claims. If a claim by a third party is made against any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Article, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provide that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party,
(ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and (iii) the indemnified party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this Article. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim or indemnity under this Article that such party elects to undertake the defense of such claim, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.

         10.6. Escrow Fund. In the event Buyer has a claim against Seller for indemnification pursuant to this Article, such claim may be made by Buyer and disposed of in accordance with, the provisions of the Escrow Agreement.


                                   ARTICLE 11.
                                     GENERAL

         11.1. Counterparts. This Agreement may be executed in counterparts and by different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all parties hereto as of Closing when all parties have executed a counterpart of this Agreement.

         11.2. Exhibits. Each Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement.

         11.3. Notices. Any notice or other communication required or permitted hereunder shall in writing and shall be deemed to have been given, when received, if delivered by hand, telegram, telex or telecopy, and, when deposited, if placed in the mails for delivery by air mail, postage prepaid, addressed to the appropriate party as specified on the first page of this Agreement. Addresses may be changed by written notice given pursuant to this Section, however any such notice shall not be effective, if mailed, until three
(3) working days after depositing in the mails or when actually received, whichever occurs first.



                                      -24

         11.4. Successors and Assigns. Neither Seller, Buyer or Shareholder shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party which consent shall not be reasonably withheld.

         11.5. Expenses. Except as otherwise provided herein, each party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of attorneys, accountants and financial consultants incurred through the Closing Date.

         11.6. Entire Agreement. This Agreement, together with the Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto.

         11.7. Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

         11.8. Publicity. Seller, Buyer and Shareholder each represent and warrant that it will make no announcement to public officials or the press in any way relating to the transaction described herein without the prior written consent of all parties.

         11.9. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Minnesota.

         11.10. Knowledge. Knowledge, as used in this Agreement or the instruments, certificates or other documents required under this Agreement, means actual knowledge of a fact or constructive knowledge if a reasonably prudent person in a like position would have known, or should have known, the fact.

         11.11. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.12. Dispute Resolution. Unless otherwise agreed to herein or elsewhere in writing to the contrary by the parties, any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration, venued in Hennepin County, Minnesota, and administered by the American Arbitration Association, and judgment or the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, any party to this Agreement shall not be subject to binding arbitration in the event it is seeking injunctive relief to enforce its rights under the Non-Compete Agreement or the confidentiality provisions of this Agreement, in which case such party shall have the right to seek immediate and direct injunctive relief from any court having jurisdiction thereof.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed in the manner appropriate to each, to be effective as of the day and year first above written.

BUYER:                           GTI ACQUISITION CORPORATION,
                                 A MINNESOTA CORPORATION



                                 By: /s/ Greg Appelhof
                                    --------------------------------------------

                                 Its:President
                                     -------------------------------------------

SELLER:                   HEROLD MARKETING ASSOCIATES, INCORPORATED
                                 D/B/A GRAPHICS TECHNOLOGIES, INC.
                                 A MINNESOTA CORPORATION


                                 By: /s/ Stephan G. Herold
                                    --------------------------------------------
                                 Its:Chief Executive Officer
                                     -------------------------------------------

SHAREHOLDER:                     STEPHAN G. HEROLD



                                 /s/ Stephan G. Herold
                                 -----------------------------------------------












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